Exhibit 10.3

Lender Processing Services, Inc.
Amended and Restated 2008 Omnibus Incentive Plan

Notice of Performance-Based Cash Bonus Award

You (the “Grantee”) have been granted the following performance-based cash bonus award (the “Award”) pursuant to the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:	Lee A. Kennedy
Target Incentive Bonus:	165% of Annual Base Salary (based on an Annual Base Salary of $880,000, for a Target Bonus of $1,452,000)
Grant Date:	August 11, 2011
Performance Period:	July 1, 2011 through June 30, 2012
Performance Goals:	See Appendix A
Payment Date:	September 15, 2012

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this Award is granted under and governed by the terms and conditions of the Plan and the attached Performance-Based Cash Bonus Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and the Performance-Based Cash Bonus Award Agreement.

Award Recipient:		Lender Processing Services, Inc.

By:	/s/ Lee A. Kennedy	By:	/s/ Thomas L. Schilling
Print Name:	Lee A. Kennedy		Thomas L. Schilling
Date:	8/15/2011		Executive Vice President and
Chief Financial Officer

Lender Processing Services, Inc.
Amended and Restated 2008 Omnibus Incentive Plan

Performance-Based Cash Bonus Award Agreement

SECTION 1.    GRANT OF RETENTION INCENTIVE AWARD

(a)    Performance-Based Cash Bonus Award. On the terms and conditions set forth in the Notice of Performance-Based Cash Bonus Award and this Performance-Based Cash Bonus Award Agreement (the “Agreement”), the Company grants to the Grantee on the Grant Date the Award set forth in the Notice of Performance-Based Cash Bonus Award.
(b)    Plan and Defined Terms. The Award is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Award set forth in the Plan and not set forth herein are hereby incorporated by reference herein. Except as set forth in Section 5(b) of this Agreement, to the extent any provision in this Agreement is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms used in the Notice of Performance-Based Cash Bonus Award or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan. This Award shall be considered an “Other Award” under the Plan.
SECTION 2.    ACHEIVEMENT OF TARGET INCENTIVE BONUS

If the Objective Performance Goal and all of the Individual Performance Goals described in Appendix A to this Agreement are achieved during the Performance Period, Grantee shall receive 100% of the Target Incentive Bonus. In the event the Objective Performance Goal is achieved during the Performance Period, but any or all of the Individual Performance Goals are not achieved during the Performance Period, the Committee may, in its reasonable discretion, reduce the Target Incentive Bonus paid to Grantee by an amount it deems reasonable. In the event the Objective Performance Goal is not achieved during the Performance Period, no Target Incentive Bonus shall be payable to Grantee.

SECTION 3.    FORFEITURE AND TRANSFER RESTRICTIONS
(a)    Termination of Employment.
(i)    If the Grantee’s employment is terminated by the Company or its Subsidiaries without Cause (as defined below) or by the Grantee for Good Reason (as defined below) prior to the end of the Performance Period, then as soon as reasonably practicable following the end of the Performance Period, the Committee shall determine whether the Objective Performance Goal has been met and shall certify such determination in writing. If the Objective Performance Goal has been met, then Company shall pay to the Grantee 100% of the Target Incentive Bonus. Such determination and payment shall be made as soon as reasonably practicable, and not later than thirty (30) business days following the end of the Performance Period. In the event the Committee determines that the Objective Performance Goal was not achieved, then the Award shall be forfeited.

(ii)    If the Grantee’s employment terminates for any reason on or after the end of the Performance Period but prior to payment of the Award (to the extent earned pursuant to Sections 2 and 4 of this Agreement), then on or before the Payment Date Company shall pay to Grantee the portion of the Target Incentive Bonus that was earned by Grantee pursuant to Sections 2 and 4 of this Agreement.

(iii)    The terms “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the Grantee’s employment agreement with the Company or any Subsidiary.

(b)    Transfer Restrictions. Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of his interest in the Award prior to the Payment Date.
SECTION 4.    PAYMENT
As soon as reasonably practicable after the end of the Performance Period, the Committee shall (i) determine whether the Objective Performance Goal has been satisfied, (ii) determine whether the Individual Performance Goals have been achieved, (iii) determine the amount of the Target Incentive Bonus to be paid to Grantee in accordance with the terms of Section 2 and Appendix A, and (iii) certify such determination in writing. Any Target Incentive Bonus earned by Grantee shall be paid to Grantee as soon as reasonably practicable after the Committee certifies its determination in writing and in any event shall be paid to Grantee on or before the Payment Date.
SECTION 5.    MISCELLANEOUS PROVISIONS
(a)    Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award.
(b)    Change in Control. Article 17 of the Plan shall not apply to the Award. Accordingly, a Change in Control shall not result in the (i) lapse of any restriction applicable to this Award or (ii) the Objective Performance Goal or any Individual Performance Goal being deemed to have been met.

(c)    Recoupment of Target Incentive Bonus. In the event of a finding of fraud, a material restatement of the Company’s results, a material error or omission in the Company’s disclosure document filed with the Securities and Exchange Commission, or such other similar events that the Committee, in its reasonable discretion, may determine to be appropriate, the Company shall be able to recoup some or all of the Target Incentive Bonus from Grantee.

(d)    Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and the Notice of Performance-Based Retention Incentive Award by the Company, the Board, the Committee and any person acting for or on behalf of the Company, the Board or the Committee.

(e)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(f)    Choice of Law. This Agreement and the Notice of Performance-Based Retention Incentive Award shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Agreement or the Notice of Performance-Based Retention Incentive Award to be governed by or construed in accordance with the substantive law of another jurisdiction.
(g)    Modification or Amendment. This Agreement and the Notice of Performance-Based Retention Incentive Award may only be modified or amended by written agreement executed by the parties hereto.
(h)    Severability. In the event any provision of this Agreement or the Notice of Performance-Based Retention Incentive Award shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement or the Notice of Performance-Based Retention Incentive Award, and this Agreement and the Notice of Performance-Based Retention Incentive Award shall be construed and enforced as if such illegal or invalid provision had not been included.
(i)    References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(j)    Section 409A. To the extent applicable, it is intended that the Award Agreement comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code, and the Plan, this Agreement and the Notice of Performance-Based Retention Incentive Award shall be interpreted accordingly. It is intended that the Award shall be exempt from Section 409A of the Code as a short-term deferral; however, if it is determined that the Award (or a portion of the Award) constitutes deferred compensation for purposes of Section 409A of the Code, then, to the extent the Award (or a portion of the Award) constitutes deferred compensation, (i) references in this Agreement to termination of the Grantee’s employment shall be deemed to be references to “separation from service” as that term is used in Section 409A of the Code, and (ii) if the Grantee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) on the date of termination of employment, then, to the extent required by Section 409A(a)(2)(B) of the Code, any payment resulting from the Grantee’s termination of employment, other than due to the Grantee’s death, shall be made on the date that is six months after the date of the Grantee’s termination of employment (or, if the Grantee dies after termination of employment, but prior to such payment date, within 30 days following the Grantee’s death).

Appendix A
Objective Performance Goal
In order for Grantee to be entitled to receive the Target Incentive Bonus, the Company must achieve an “Operating Margin” (as defined below) of 16.5% (the “Objective Performance Goal”) during the Performance Period.
“Operating Margin” is defined as the Company’s GAAP operating margin adjusted for the impact of certain items, if applicable, including the impact of any federal or state regulatory actions, non-budgeted acquisitions, major restructuring charges (as identified in the GAAP to non-GAAP reconciliation exhibit included with the Company’s quarterly earnings releases) and non-budgeted discontinued operations. For purposes of computing achievement of the Objective Performance Goal, the acquisition of PCLender is assumed to be included as a budgeted acquisition and the discontinuance of Verification Bureau (including Fraud), Watterson Prime, Tax Services (excluding National Tax Net and Tax Desktop) and RealEstate Group (excluding MLS) are assumed to be excluded as budgeted discontinued operations.
In order to take into consideration the difficult economic and industry conditions facing the Company, the Committee approved an adjustment to be made to the Objective Performance Goal in the following circumstances: For every 1.0% decline in the consolidated weighted average industry volumes for refinancing originations and foreclosure starts (based upon the relative weighting of the Company’s revenues from refinancing originations and foreclosure starts) during the Performance Period, the Objective Performance Goal of Operating Margin of 16.5% shall be decreased by 0.5%.
The Company’s achievement of the Objective Performance Goal, as it may be adjusted in accordance with the foregoing, shall be evaluated and, if achieved, certified by the Committee as of June 30, 2012.
Individual Performance Goals
In addition to satisfaction of the Objective Performance Goal described above, in order to be entitled to receive the full amount of the Target Incentive Bonus, Employee must also achieve each of the performance goals set forth below (the “Individual Performance Goals”):

1.	Maintain credibility with investors and the marketplace using the typical channels of earnings calls, investor calls, investor conferences, etc.

2.	Establish and implement retention plans for key members of management. This would include new contracts and retention incentives.

3.	Improve the reliability and accuracy of the financial forecasting process.

4.	Facilitate the resolution of the regulatory issues.

5.	Enhance relationships with LPS’s largest customers.

6.	Complete a successful search for the new CEO.
Grantee’s achievement of the Individual Performance Goals shall be evaluated and, if achieved, certified by the Committee as of June 30, 2012.
Determination of Amount of Target Incentive Bonus to be Paid
If the Committee certifies that the Objective Performance Goal and each of the Individual Performance Goals have been achieved during the Performance Period, Grantee shall be entitled to receive 100% of the Target Incentive Bonus. If the Committee certifies that the Objective Performance Goal has been achieved during the Performance Period but any or all of the Individual Performance Goals are not achieved during the Performance Period, the Committee may, in its reasonable discretion, reduce the Target Incentive Bonus paid to Grantee by an amount it deems reasonable. For the avoidance of doubt, if the Objective Performance Goal is not achieved during the Performance Period, no Target Incentive Bonus shall be paid to Grantee regardless of whether the Individual Performance Goals are achieved.